UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2026

LESAKA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7 Parks Boulevard
Oxford Parks, 1st Floor
 Dunkeld, Johannesburg, South Africa 2196
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares	LSAK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Dean Sparrow

On September 23, 2026, Mr. Dean Sparrow notified the Board of Directors (the "Board") of Lesaka Technologies, Inc. (the "Company") of his resignation as a director of the Company and from all committees of the Board on which he serves, effective September 25, 2026. Mr. Sparrow's resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Appointment of Ms. Carolina Lacerda and Mr. James Oates

On September 28, 2026, the Board approved the appointment of Ms. Carolina Lacerda and Mr. James Oates to serve as directors of the Company, effective September 28, 2026, with each to serve until the Company's next annual meeting of shareholders and until her or his successor is duly elected and qualified, or until her or his earlier resignation or removal.

Ms. Lacerda is expected to be appointed to the Company's Audit and Risk Committee and the Company's Capital Allocation Committee. The Board determined that Ms. Lacerda is independent under the applicable rules of The Nasdaq Stock Market LLC ("Nasdaq") and the Securities and Exchange Commission (the "SEC") and qualifies as an "audit committee financial expert" as defined by applicable SEC rules.

Ms. Lacerda, age 54, is an experienced independent non-executive director who serves on the boards of listed companies in the United States, Brazil and China. Since January 2023, she has served as an independent director of PagSeguro Digital Ltd. (NYSE: PAGS), where she is the designated financial expert on the audit committee. Since October 2021, she has served as an independent director of IHS Holding Limited (NYSE: IHS), where she serves on the health, safety and environment committee and, since October 2025, the remuneration committee.

She also serves as an independent director of Vivara Participações S.A. (B3: VIVA3), BB Seguridade Participações S.A. (B3: BBSE3) and China Three Gorges Brasil. Ms. Lacerda previously served as an independent director and chair of the audit committee of Rumo S.A. (B3: RAIL3) and as an independent director and member of the statutory audit committee of Hypera S.A. (B3: HYPE3). She was previously head of investment banking for Brazil at UBS and held senior positions at Merrill Lynch, Deutsche Bank and Unibanco. She holds an MBA in finance from Columbia Business School.

Mr. Oates is expected to be appointed to the Audit and Risk Committee. The Board determined that Mr. Oates is independent under the applicable rules of Nasdaq and the SEC and qualifies as an "audit committee financial expert" as defined by applicable SEC rules.

Mr. Oates, age 53, is a seasoned leader and governance, audit, risk and regulatory compliance expert with significant international experience in financial services. He previously served in various leadership positions at UBS, including as Chief Audit Executive, Chief Compliance Officer and Global Head of Compliance & Operational Risk Control. Mr. Oates serves on the boards of Aison Technologies AG, Iona Preparatory School and Raisin SE, where he is also chair of the audit and risk committee, and chairs the audit, risk, governance & compliance committee of Dilmon LLC. Since July 2019, he has been Principal of Eventum Risk Advisors LLC. He has served as Strategic Advisor to Grant Thornton LLP since October 2023 and to NextWave since November 2024. Mr. Oates received a Bachelor of Business Administration Honors degree in Finance from Iona University. He is Directorship Certified by the National Association of Corporate Directors ("NACD") and certified in Cyber Risk Oversight by the NACD and Carnegie Mellon University.

Ms. Lacerda and Mr. Oates will participate in the Company's standard compensation program for non-employee directors, as it may be amended from time to time. The Company expects to enter into its standard independent director and indemnification agreements with each of Ms. Lacerda and Mr. Oates.

There are no arrangements or understandings between either Ms. Lacerda or Mr. Oates and any other person pursuant to which either was selected as a director. Neither Ms. Lacerda nor Mr. Oates has any direct or indirect material interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between either Ms. Lacerda or Mr. Oates and any director or executive officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibits	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LESAKA TECHNOLOGIES, INC.

Date: September 29, 2026	By:	/s/ Dan Smith
	Name:	Dan Smith
	Title:	Group Chief Financial Officer